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CHS Reports Third Quarter Earnings
Third Quarter Net Income of $576.6 Million in Fiscal 2022
Earnings Reflect Continued Strong Global Demand

ST. PAUL, MINN. (July 7, 2022) - CHS Inc., the nation’s leading agribusiness cooperative, today released results for its third quarter ended May 31, 2022. The company reported third quarter net income of $576.6 million and revenues of $13.1 billion, compared to third quarter fiscal year 2021 net income of $273.6 million and revenues of $10.9 billion. For the first nine months of fiscal year 2022, the company reported net income of $1.2 billion and revenues of $34.4 billion, compared to net income of $305.0 million and revenues of $28.0 billion recorded during the same period of fiscal year 2021.

Fiscal 2022 third quarter highlights:
•Continued strong global demand, coupled with increased market volatility, resulted in higher commodity prices and improved earnings.
•In our Ag segment, processing and wholesale agronomy businesses delivered another strong quarter, building on momentum that began earlier in the fiscal year.
•Refining margins in our Energy segment were higher, driven by robust demand across global energy markets and favorable pricing for Canadian crude oil, which is processed by CHS refineries.
•Certain CHS equity method investments continued to perform exceptionally well, including our CF Nitrogen investment. Favorable market conditions for CF Nitrogen were driven by strong global demand for urea and urea ammonium nitrate.

"Global grains and oilseed market demand remained strong throughout the third quarter," said Jay Debertin, president and CEO of CHS Inc. "Decreased global supply due to geopolitical factors, supply chain disruptions and market volatility also contributed to increased earnings. I am proud of our team's continued dedication to delivering superior value for our farmer-owners and customers in this unprecedented global market."

Debertin added, “The ongoing war in Ukraine has resulted in significant uncertainty and contributed to ongoing volatility across global energy markets. We are leveraging our U.S. refineries to reliably meet the energy needs of CHS customers. We continue to invest on behalf of our owners in infrastructure, supply chain capabilities and innovative technology that is driving operational improvements and efficiency gains throughout our expansive network. And while logistical challenges and inflationary pressures linger, CHS remains well positioned to continue to maximize value for our member cooperative and farmer-owners."

Energy
Pretax earnings of $163.2 million for the third quarter of fiscal year 2022 represent a $158.3 million increase versus the same period a year ago.
•Improved market conditions in our refined fuels business led to increased earnings, driven by higher refining margins and more favorable pricing of heavy Canadian crude oil, partially offset by continuing high renewable energy credit costs.
•The ongoing war in Ukraine has contributed to significant market volatility in crude oil prices as sanctions and other responsive measures have disrupted global supply.

Ag
Pretax earnings of $273.7 million for the third quarter of fiscal year 2022 represent a $133.6 million increase versus the same period a year ago.
•Margins increased significantly in our oilseed processing business, driven by strong meal and oil demand.
•Robust global demand and increased market volatility resulted in higher commodity prices and improved earnings across most of our Ag segment businesses.

Nitrogen Production
Pretax earnings of $178.2 million for the third quarter of fiscal year 2022 represent a $131.6 million increase versus the same period a year ago.
•Our strategic investment in CF Nitrogen continues to perform exceptionally well, due to current market conditions and strong global demand for urea and urea ammonium nitrate.

Corporate and Other
Pretax earnings of $23.6 million for the third quarter of fiscal year 2022 represent a $40.9 million decrease versus the same period a year ago. The lower earnings were due primarily to our joint venture Ventura Foods, LLC, which had exceptionally high earnings in the third quarter of fiscal year 2021, as COVID-19 restrictions began to ease.

CHS Inc. Earnings*
by Segment
(in thousands $)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2022	2021	2022	2021
Energy	$163,241	$4,959	$243,262	$(116,908)
Ag	273,688	140,131	615,294	237,185
Nitrogen Production	178,212	46,635	429,052	62,270
Corporate and Other	23,596	64,478	48,619	112,006
Income before income taxes	638,737	256,203	1,336,227	294,553
Income tax expense (benefit)	62,492	(17,469)	89,143	(10,130)
Net income	576,245	273,672	1,247,084	304,683
Net (loss) income attributable to noncontrolling interests	(329)	81	(451)	(350)
Net income attributable to CHS Inc.	$576,574	$273,591	$1,247,535	$305,033

*Earnings is defined as income (loss) before income taxes.

CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, agronomy, grains and foods, CHS is committed to creating connections to empower agriculture, helping its farmer-owners, customers and other stakeholders grow their businesses through its domestic and global operations. CHS supplies energy, crop nutrients, seed, crop protection products, grain marketing services, production and agricultural services, animal nutrition products, foods and food ingredients, and risk management services. The company operates petroleum refineries and pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.

This document and other CHS Inc. publicly available documents contain, and CHS officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHS current beliefs, expectations and assumptions regarding the future of its businesses, financial condition and results of operations, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of CHS control. CHS actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause CHS actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed or identified in CHS filings made with the U.S. Securities and Exchange Commission, including in the "Risk Factors" discussion in Item 1A of CHS Annual Report on Form 10-K for the fiscal year ended August 31, 2021, and Item 1A of Part II of CHS Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2022. These factors may include: changes in commodity prices; the impact of government policies, mandates, regulations and trade agreements; global and regional political, economic, legal and other risks of doing business globally, including, without limitation, risks relating to war or civil unrest; including, without limitation, risks relating to war or civil unrest; the impact of the ongoing COVID-19 outbreak or other similar outbreaks; the impact of market acceptance of alternatives to refined petroleum products; consolidation among our suppliers and customers; nonperformance by contractual counterparties; changes in federal income tax laws or our tax status; the impact of compliance or noncompliance with applicable laws and regulations; the impact of any governmental investigations; the impact of environmental liabilities and litigation; actual or perceived quality, safety or health risks associated with our products; the impact of seasonality; the effectiveness of our risk management strategies; business interruptions and casualty losses; the impact of workforce factors; our funding needs and financing sources; financial institutions’ and other capital sources’ policies concerning energy-related businesses; uncertainty regarding the transition away from LIBOR and the replacement of LIBOR with an alternative reference rate; technological improvements that decrease the demand for our agronomy and energy products; our ability to complete, integrate and benefit from acquisitions, strategic alliances, joint ventures, divestitures and other nonordinary course-of-business events; security breaches or other disruptions to our information technology systems or assets; the impact of our environmental, social and governance practices; the impairment of long-lived assets; and other factors affecting our businesses generally. Any forward-looking statements made by CHS in this document are based only on information currently available to CHS and speak only as of the date on which the statement is made. CHS undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise except as required by applicable law.